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                                                                     EXHIBIT 3.3
                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                            COX COMMUNICATIONS, INC.


COX COMMUNICATIONS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

DOES HEREBY CERTIFY:

FIRST: That, the Board of Directors of COX COMMUNICATIONS, INC. pursuant to Sections 141 and 242 of the General Corporation Law, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and submitting the proposed amendment to the stockholders of the Corporation for consideration thereof. The stockholders of the Corporation duly approved, pursuant to said
Section 242, said proposed amendment at the annual meeting of the stockholders on May 13, 1999. The resolutions setting forth the amendment to the Certificate of Incorporation are as follows:

         RESOLVED, that, subject to stockholder approval, the Certificate of Incorporation of the Corporation be amended by filing the Certificate of Amendment such that subsection A of Article V thereof shall be restated in its entirety to read as follows: "A. Authorized Shares. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is seven hundred twenty million (720,000,000) shares of which (i) seven hundred ten million (710,000,000) shares of a par value of $1.00 per share shall be Common Stock (the "Common Stock"), and (ii) ten million (10,000,000) shares of a par value of $1.00 per share shall be Preferred Stock (the "Preferred Stock"). The Common Stock shall be divided into classes as follows: six hundred fifty million (650,000,000) shares of Class A Common Stock ("Class A Stock") and sixty million (60,000,000) shares of Class C Common Stock ("Class C Stock").";

         FURTHER RESOLVED, that, subject to stockholder approval, the Certificate of Incorporation of the Corporation be further amended upon the filing of the Certificate of Amendment such that the following paragraph be inserted as a new first paragraph to Article V of the Certificate of
Incorporation: "That, as of May, 14, 1999 (the "Effective Date"), a two-for-one stock split of the Corporation's capital stock shall become effective, such that
(i) each share of Class A Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) on the Effective Date shall represent two shares of Class A Stock from and after the Effective Date;
(ii) each share of Class C Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) on the Effective Date shall represent two shares of Class C Stock from and after the Effective Date; and (iii) each share of Preferred Stock outstanding and held of record by each stockholder of the Corporation on the Effective Date shall represent two shares of the respective class of Preferred Stock from and after the Effective Date.";


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         FURTHER RESOLVED, that the foregoing amendments to the Certificate of
Incorporation of the Corporation be submitted to the stockholders of the Corporation for their approval at the next annual meeting of stockholders and that the Board of Directors recommends that the stockholders of the Corporation vote in favor of such amendments;

         FURTHER RESOLVED, that the proper officers of the Corporation be, and they each (acting alone) hereby are, authorized to file the Certificate of Amendment with the Secretary of State of the State of Delaware promptly after the requisite stockholder approval has been obtained; and

         FURTHER RESOLVED, that the foregoing amendments to the Certificate of Incorporation of the Corporation, subject to approval by the stockholders of the Corporation, shall be effective upon the filing of a Certificate of Amendment to the Certificate of Incorporation of the Corporation setting forth the foregoing amendments with the Secretary of State of the State of Delaware.


SECOND: That said amendments were approved by the requisite vote of the stockholders of the Corporation at the annual meeting of stockholders of the Corporation.

THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said Corporation shall not be reduced under or by reason of said amendments.



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         IN WITNESS WHEREOF, said COX COMMUNICATIONS, INC. has caused this certificate to be signed by James O. Robbins, its President and Chief Executive Officer, and Andrew A. Merdek, its Secretary, this 13th day of May, 1999.



                                          By: /s/James O. Robbins
                                              -------------------
                                              James O. Robbins
                                              President and Chief
                                              Executive Officer




ATTEST: /s/Andrew A. Merdek
        -------------------
        Andrew A. Merdek
        Secretary